Exhibit 99.1

Cautionary Statements Relating to Forward-Looking Information

The Company and its representatives may, from time to time, make written or verbal forward-looking statements. Those statements relate to developments, results, conditions, or other events the Company expects or anticipates will occur in the future. Without limiting the foregoing, those statements may relate to future revenues, earnings, store openings, market conditions, and the competitive environment. Forward-looking statements are based on management’s then-current views and assumptions and, as a result, are subject to risks and uncertainties that could cause actual results to differ materially from those projected.

All forward-looking statements are qualified by the following statements which contain several of the important factors that could cause actual results to differ materially from those predicted by the forward-looking statements:

Competitive, Sales, and Gross Margin Pressures

Our retail business is highly competitive. Each of our operations competes for customers, employees, locations, products, services, and other important items necessary for the successful operation of their businesses with many other local, regional, and national retailers. Those competitors, some of which have greater financial and other resources than those of the Company, include department stores, specialty apparel stores, designer boutiques, outlet stores, discount stores, general and mass merchandisers, mail-order and electronic commerce retailers, and other forms of retail commerce. Changes in the pricing and other practices of those competitors may affect our expected results by decreasing our sales or gross margin percentage.

Customer Trends

It is difficult to predict what merchandise consumers will want to buy. A substantial part of our business is dependent on our ability to make the correct trend decisions for a wide variety of goods and services. Failure to predict accurately constantly changing consumer tastes, preferences, spending patterns, and other lifestyle decisions could adversely affect short-term results and long-term relationships with our customers.

Credit Operations

On April 15, 2003, the Company entered into a 10-year strategic alliance with the retail services business of Household International (“Household”), a wholly-owned subsidiary of HSBC Holdings plc, to operate Saks’ private label credit card business. Sales of merchandise and services are facilitated by these credit card operations. Saks receives compensation from Household based on a variety of variables. For example, a portion of the compensation to be received is tied to the level of finance charge income generated from the credit card portfolio. Finance charge income may vary based on the number of new accounts generated, changes in customers’ credit card use, and Household’s ability to extend credit to our customers, all of which can vary based on changes in federal and state banking and consumer protection laws and from a variety of economic, legal, social, and other factors that we cannot control or predict with certainty.

Global Economic and Political Conditions

Global economic and political factors that are beyond our control influence the Company’s forecasts and directly affect performance. These factors include interest rates, rates of economic growth, fiscal and monetary policies of governments, inflation, deflation, consumer credit availability, consumer debt levels, tax rates and policy, unemployment trends, terrorist threats and activities, worldwide military and domestic disturbances and conflicts, and other matters that influence consumer confidence, spending, and tourism. Increasing volatility in financial markets may cause these factors to change with a greater degree of frequency and magnitude. Increases in interest rates may increase our financing costs.

Product Sourcing

The products we sell are sourced from a wide variety of domestic and international vendors. All of our vendors must comply with applicable laws and our required standards of conduct. Our ability to find qualified vendors and access products in a timely and efficient manner is a significant challenge that is typically even more difficult with respect to goods sourced outside of the United States. Trade restrictions, tariffs, currency exchange rates, transport capacity and costs, and other factors significant to this trade are beyond our control and could affect our business.

Advertising and Marketing Programs

The Company spends significant amounts on advertising and marketing. Our business depends on high customer traffic in our stores and effective marketing. We have many initiatives in this area, and we often change our advertising and marketing programs. If our advertising and marketing efforts are not effective, this could negatively affect our results.

Inventory Control

The Company’s merchants focus on inventory levels and balance these levels with plans and trends. Excess inventories could result in significant markdowns, which could adversely affect our results.

Cost Containment

The Company’s performance depends on appropriate management of its expense structure, including its selling, general, and administrative costs. The Company is continuously focused on reducing expenses as a percent of sales. This is a difficult task. The Company’s failure to meet its expense budget or to appropriately reduce expenses during a weak sales season could adversely affect our results.

Investigations

See Exhibit 99.1 to the Current Report on Form 8-K filed by the Company on August 25, 2005 (“Exhibit 99.1”). The following factors, among others arising out of the matters described in Exhibit 99.1, could have one or more adverse effects on the Company’s future financial condition and results of operations: the outcome of the formal investigation by the SEC and the inquiry opened by the United States Attorney for the Southern District of New York into the matters that were the subject of the Audit Committee’s investigations referred to in Exhibit 99.1; the ultimate amount of reimbursement to vendors of improperly collected markdown allowances; the ultimate impact of improper timing of recording of inventory markdowns; the ultimate impact of incorrect timing of recording of vendor markdown allowances; and the outcome of the shareholder litigation that has been filed relating to the matters that were the subject of the Audit Committee’s initial investigation referred to in Exhibit 99.1.

Other Factors

Other factors that could cause actual results to differ materially from those predicted include: weather, changes in the availability or cost of capital, the availability of suitable new store locations on acceptable terms, shifts in the seasonality of shopping patterns, labor strikes or other work interruptions, the effects of excess retail capacity in our markets, material acquisitions or dispositions, the success or failure of significant new business ventures, or adverse results in material litigation.

The foregoing list of important factors is not exclusive, and the Company does not undertake to revise any forward-looking statement to reflect events or circumstances that occur after the date those statements are made.